EXHIBIT 10.8

From:	John Hope [greatcanadian@telus.net]
Sent:	Thursday, January 17, 2013 9:41 AM
To:	'emmett@ryanripper.com'
Subject:	DeRocker

Bill of Sale

January 17th 2013

Sold to Ryan Technologies Inc. One DeRocker 10’X20’ complete with power pack 3 cyd. Lister on skids, complete with sluice runs riffles expanded metal and matting located at Deepe Creek on Golden Global Mining Corps. Property, the owner of said DeRocker where is as is. Sold free of any and all liens debts or encumbrances under the following terms:

$25,000 advance none refundable deposit dated January 17, 2013
$20,000 within 30 days of January 17, 2013
Total selling price $45,000 plus taxes payable by purchaser.

Under the terms of this Bill of Sale the DeRocker does not leave Golden Global Mining Corp. property until paid in full at which time this Bill of Sale will be marked ( PAID in FULL )

John R. Hope – President
Golden Global Mining Corp
Suite 201 17412‐105 Ave.
Edmonton Alb. T5S 1G4